Exhibit 99.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

CONTACT:	David Dick
Chief Financial Officer
212-590-6200

FD
Leigh Parrish, Jessica Greenberger
212-850-5651; 212-850-5759

dELiA*s, INC. ANNOUNCES

FIRST QUARTER 2010 RESULTS

New York, NY – May 27, 2010 – dELiA*s, Inc. (NASDAQ: DLIA), a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women, today announced the results for its first quarter of fiscal 2010.

Walter Killough, Chief Executive Officer, commented, “Our first quarter sales results, while disappointing, were in line with our recent expectations. Sales trends in both our retail and direct businesses were negative to last year, however, we are pleased with our ending inventory and cash positions.”

Fiscal First Quarter Results

Total revenue for the first quarter of fiscal 2010 decreased 4.1% to $50.0 million from $52.1 million in the first quarter of fiscal 2009. Revenue from the retail segment increased 3.0% to $26.0 million, or 52.0% of total revenue. Revenue from the direct segment decreased 10.7% to $24.0 million, or 48.0% of total revenue.

Total gross margin was 31.3% in the first quarter of fiscal 2010, compared to 32.4% in the prior year quarter, reflecting the deleveraging of occupancy costs partially offset by an increase in merchandise margin.

Selling, general and administrative (SG&A) expenses were $23.6 million, or 47.2% of sales, for the first quarter of fiscal 2010 compared to $22.2 million, or 42.5% of sales, in the first quarter of fiscal 2009. Included in the first quarter of fiscal 2010 is a pre-tax severance charge of $1.4 million. SG&A excluding the aforementioned severance charge was $22.1

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

million, or 44.3% of sales. The increase in SG&A as a percent of sales reflects the deleveraging of selling, depreciation and overhead expenses.

Net loss for the first quarter of fiscal 2010 was $5.8 million, or $0.19 per diluted share, compared to a net loss for the first quarter of fiscal 2009 of $3.6 million, or $0.12 per diluted share. The net loss for the first quarter of fiscal 2010 includes the aforementioned after-tax severance charge of $1.1 million, or $0.04 per diluted share. The benefit for income taxes for the first quarter of fiscal 2010 was $2.1 million compared to a benefit for income taxes of $1.7 million for the prior year period.

Results by Segment

Retail Segment Results

Total revenue for the retail segment for the first quarter of fiscal 2010 increased 3.0% to $26.0 million from $25.2 million in the first quarter of fiscal 2009. Retail comparable store sales decreased 8.6% for the first quarter of fiscal 2010 compared to an increase of 0.2% for the first quarter of fiscal 2009. Gross margin for the retail segment, which includes distribution, occupancy and merchandising costs, was 19.6% compared to 22.3% in the prior year period. The decline in gross margin was primarily due to the deleveraging of occupancy costs.

SG&A expenses for the retail segment, which include a severance charge of $0.7 million, were $11.8 million, or 45.3% of sales, in the first quarter of fiscal 2010 compared to $10.5 million, or 41.8% of sales, in the prior year period. The increase in SG&A as a percent of sales reflects deleveraging of selling expenses. The operating loss for the first quarter of fiscal 2010 for the retail segment, adjusted to exclude the aforementioned severance charge, was $5.9 million compared to $4.9 million in the prior year period.

The Company opened two store locations during the first quarter of fiscal 2010, ending the period with 111 stores.

Direct Segment Results

Total revenue for the direct segment for the first quarter of fiscal 2010 decreased 10.7% to $24.0 million from $26.9 million in the prior year period. Gross margin for the direct segment

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

was 44.1% compared to 41.8% in the first quarter of the prior year due to an increase in merchandise margin primarily resulting from reduced clearance sales compared to the prior year period.

SG&A expenses for the direct segment, which include a severance charge of $0.7 million, were $11.8 million, or 49.3% of sales, compared to $11.6 million, or 43.3% of sales, in the prior year period. The increase in SG&A as a percentage of sales reflects the deleveraging of selling and overhead expenses. The operating loss for the first quarter of fiscal 2010 for the direct segment, excluding the aforementioned severance charge, was $0.4 million compared to $0.4 million in the prior year period.

Mr. Killough continued, “I am very pleased to be taking on a new role as CEO of dELiA*s Inc. and look forward to the opportunities ahead of us. We are taking steps to improve the business and our performance as we continue to limit our capital expenditures and prudently reduce costs. We continue to focus on improving productivity in our existing operations. We expect the initiatives we are implementing across both our retail and direct segments will result in improved performance in the back half of the year and provide for a stronger business model long-term.”

Conference Call and Webcast Information

A conference call to discuss first quarter 2010 results is scheduled for Thursday, May 27, 2010 at 10:00 a.m. eastern time. The conference call will be webcast live at www.deliasinc.com. A replay of the call will be available until June 24, 2010 and can be accessed by dialing (888) 286-8010 and providing the pass code number 37784538.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of two lifestyle brands primarily targeting teenage girls and young women. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories, footwear and room furnishings to

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

consumers through direct mail catalogs, websites, and dELiA*s mall-based specialty retail stores.

Forward-Looking Statements

This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	May 1, 2010	January 30, 2010	May 2, 2009
	(unaudited)		(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,671	$41,646	$51,690
Inventories, net	31,536	33,702	29,082
Prepaid catalog costs	1,762	2,354	2,024
Deferred income taxes	1,138	1,138	2,000
Other current assets	14,935	12,954	7,719

TOTAL CURRENT ASSETS	76,042	91,794	92,515
PROPERTY AND EQUIPMENT, NET	55,183	55,342	54,282
GOODWILL	12,073	12,073	12,073
INTANGIBLE ASSETS, NET	2,419	2,419	2,434
RESTRICTED CASH	8,584	7,540	9,350
OTHER ASSETS	186	223	406

TOTAL ASSETS	$154,487	$169,391	$171,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,732	$24,562	$14,414
Current portion of mortgage note payable	—	—	2,150
Accrued expenses and other current liabilities	24,621	26,173	28,862
Income taxes payable	783	733	1,554

TOTAL CURRENT LIABILITIES	42,136	51,468	46,980
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES	12,063	12,110	12,158

TOTAL LIABILITIES	54,199	63,578	59,138

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred Stock, $.001 par value; 25,000,000 shares authorized, none issued	—	—	—
Common Stock, $.001 par value; 100,000,000 shares authorized; 31,310,091, 31,309,216 and 31,199,889 shares issued and outstanding, respectively	31	31	31
Additional paid-in capital	98,936	98,636	97,955
Retained earnings	1,321	7,146	13,936

TOTAL STOCKHOLDERS’ EQUITY	100,288	105,813	111,922

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$154,487	$169,391	$171,060

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	For the Thirteen Weeks Ended
	May 1, 2010		May 2, 2009
NET REVENUES	$49,961	100.0%	$52,097	100.0%

Cost of goods sold	34,312	68.7%	35,238	67.6%

GROSS PROFIT	15,649	31.3%	16,859	32.4%

Selling, general and administrative expenses	23,591	47.2%	22,166	42.5%
Other operating income	(144)	-0.3%	—	0.0%

TOTAL OPERATING EXPENSES	23,447	46.9%	22,166	42.5%

OPERATING LOSS	(7,798)	-15.6%	(5,307)	-10.2%
Interest (expense) income, net	(87)	-0.2%	9	0.0%

LOSS BEFORE INCOME TAXES	(7,885)	-15.8%	(5,298)	-10.2%
Benefit for income taxes	(2,060)	-4.1%	(1,664)	-3.2%

NET LOSS	$(5,825)	-11.7%	$(3,634)	-7.0%

BASIC AND DILUTED LOSS PER SHARE:

NET LOSS PER SHARE	$(0.19)		$(0.12)

WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	31,099,303		31,029,651

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Thirteen Weeks Ended
	May 1, 2010	May 2, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,825)	$(3,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,452	2,408
Stock-based compensation	299	227
Changes in operating assets and liabilities:
Inventories	2,166	4,860
Prepaid catalog costs and other assets	(1,352)	(1,479)
Restricted cash	(1,044)	(9,350)
Income taxes payable	50	(23,689)
Accounts payable, accrued expenses and other liabilities	(10,192)	(8,003)

Total adjustments	(7,621)	(35,026)

NET CASH USED IN OPERATING ACTIVITIES	(13,446)	(38,660)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,530)	(2,107)

NET CASH USED IN INVESTING ACTIVITIES	(1,530)	(2,107)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of mortgage note payable	—	(55)
Proceeds from exercise of employee stock options	1	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1	(55)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,975)	(40,822)
CASH AND CASH EQUIVALENTS, beginning of period	41,646	92,512

CASH AND CASH EQUIVALENTS, end of period	$26,671	$51,690

50 WEST 23RD STREET, NEW YORK, NY 10010

TELEPHONE: 212-590-6200 FAX: 212-590-6580

dELiA*s, Inc.

SELECTED OPERATING DATA

(in thousands, except number of stores)

(unaudited)

	For The Thirteen Weeks Ended
	May 1, 2010		May 2, 2009
Channel net revenues:

Retail	$25,981		$25,234
Direct	23,980		26,863

Total net revenues	$49,961		$52,097

Comparable store sales	(8.6%	)	0.2%

Catalogs mailed	9,100		9,330

Inventory—retail	$15,943		$13,257

Inventory—direct	$15,593		$15,825

Number of stores:

Beginning of period	109		97
Opened	2		3	*
Closed	—		1	*

End of period	111		99

Total gross sq. ft @ end of period	425.1		378.1

*	Totals include one store that was closed, remodeled and reopened in the first quarter of fiscal 2009.